Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2009

PALO ALTO, Calif., Jan. 29, 2009 – Varian Medical Systems (NYSE:VAR) today reported net earnings from continuing operations of $0.56 per diluted share in the first quarter of fiscal year 2009 versus net earnings from continuing operations of $0.46 per diluted share in the year-ago quarter.  Including the discontinued ACCEL research instruments operation, net earnings per diluted share in the same period were $0.55. Compared to continuing operations in the year-ago quarter, first quarter revenues rose 13 percent to $509 million, net orders rose 13 percent to $551 million, and the quarter-ending backlog rose 14 percent to $1.9 billion.

“Net orders and revenues increased in our Oncology Systems and X-Ray Products business segments as well as our Security and Inspection Products business,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Our gross margin improved by more than half a percentage point and contributed to higher earnings versus the year-ago quarter.”

The company ended the first quarter with $423 million in cash and cash equivalents and $65 million of debt. Days sales outstanding of 83 days in the quarter improved by 4 days versus the year-ago period.  The company spent $72 million during the quarter to repurchase 1.5 million shares under its stock repurchase authorization.

Business Segments
Oncology Systems’ revenues for the quarter totaled $398 million, up 11 percent from the first quarter of last fiscal year.  This business recorded first-quarter net orders of $428 million, up 11 percent from the same period last year.  Net orders were up 6 percent in North America and up 16 percent in international markets.

Revenues for the X-Ray Products business, including tubes and digital flat-panel detectors for filmless X-ray imaging, were $86 million for the first quarter, up 23 percent from the year-ago quarter.   Net orders for this business were $91 million, up 21 percent from the year-ago quarter.

Other Businesses
The company’s Security and Inspection Products business, ACCEL proton therapy unit, and Ginzton Technology Center reported combined fiscal 2009 first quarter revenues of $24 million, up 17 percent from the year-ago quarter.  Net orders for the quarter were $33 million, up 15 percent versus the year-ago quarter, due primarily to the Security and Inspection Products business.

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2009	Page 2

Outlook
“Despite continuing turbulent financial times, we believe that fiscal year 2009 revenues could grow by about 10 to 13 percent and that net earnings per diluted share from continuing operations for the fiscal year could grow to between $2.59 and $2.64,” Guertin said.  “For the second quarter of fiscal year 2009, revenues could grow in the range of 9 to 10 percent with a slightly faster growth rate in operating earnings.  Including a higher expected tax rate, net earnings per diluted share from continuing operations for the second quarter should be in the range of $0.59 to $0.62.”

Investor Conference Call
Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2009 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com where it will be archived for a year.  To access the call via telephone, dial 1-866-271-0675 from inside the U.S. or 1-617-213-8892 from outside the U.S. and enter confirmation code 46529406.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 54317886.  The telephone replay will be available through 5 p.m. PT, Friday, January 30, 2009.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc therapy, image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “believe,” “could,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the current global recession, currency exchange rates and tax rates; the impact of health care reforms, and/or third-party reimbursement levels and credit availability for capital expenditures for cancer care; demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to complete the planned sale of instruments portion of the company’s ACCEL proton therapy business; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the company’s ability to protect the company’s intellectual property; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2009	Page 3

Varian Medical Systems, Inc. and Subsidiaries Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per share amounts)	Q1 QTR 2009	Q1 QTR 2008
Net orders	$551.3	$489.0
Oncology Systems	427.6	385.7
X-Ray Products	91.1	75.1
Other	32.6	28.2

Order backlog	$1,930.5	$1,693.3

Revenues	$508.7	$451.2
Oncology Systems	398.2	360.3
X-Ray Products	86.1	70.1
Other	24.4	20.8

Cost of revenues	$289.7	$260.1

Gross margin	219.0	191.1
As a percent of revenues	43.0%	42.4%

Operating expenses
Research and development	37.0	28.9
Selling, general and administrative	83.3	75.1

Operating earnings	98.7	87.1
As a percent of revenues	19.4%	19.3%
Interest income, net	1.4	1.5

Earnings from continuing operations before taxes	100.1	88.6

Taxes on earnings	30.5	30.4

Earnings from continuing operations	69.6	58.2
As a percent of revenues	13.7%	12.9%
Loss from discontinued operations – net of taxes (1)	(0.8)	(2.7)

Net earnings	$68.8	$55.5

Net earnings (loss) per share – basic:
Continuing operations	$0.56	$0.47
Discontinued operations (1)	$--	$(0.03)
Net earnings per share	$0.56	$0.44

Net earnings (loss) per share – diluted:
Continuing operations	$0.56	$0.46
Discontinued operations (1)	$(0.01)	$(0.03)
Net earnings per share	$0.55	$0.43

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	123.8	124.8
Average shares outstanding - diluted	125.2	127.8

1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2009	Page 4

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	January 2,	September 26,
	2009	2008 (2)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$422,871	$397,306
Accounts receivable, net	467,415	486,310
Inventories	327,265	282,980
Deferred tax assets and other	186,391	209,006
Current assets held for sale (1)	18,603	18,799
Total current assets	1,422,545	1,394,401

Property, plant and equipment	495,657	452,576
Accumulated depreciation and amortization	(242,585)	(234,393)
Property, plant and equipment, net	253,072	218,183

Goodwill	206,261	209,146
Other assets	152,572	150,694
Long term assets held for sale (1)	3,552	3,088
Total assets	$2,038,002	$1,975,512

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$89,726	$105,281
Accrued expenses	234,850	252,915
Deferred revenues	158,168	141,368
Advance payments from customers	224,552	201,783
Product warranty	49,011	51,141
Short-term borrowings	25,000	-
Current maturities of long-term debt	7,992	7,987
Current liabilities held for sale (1)	21,035	21,202
Total current liabilities	810,334	781,677
Other long-term liabilities	153,065	134,251
Long-term debt	32,337	32,399
Total liabilities	995,736	948,327

Stockholders’ Equity
Common stock	124,313	125,590
Capital in excess of par value	468,615	468,384
Retained earnings and accumulated other comprehensive loss	449,338	433,211
Total stockholders’ equity	1,042,266	1,027,185
Total liabilities and stockholders’ equity	$2,038,002	$1,975,512

(1)  The assets and liabilities of ACCEL research instruments are classified as held for sale for all periods presented.
(2)  The condensed consolidated balance sheet as of September 26, 2008 was derived from audited financial statements as of that date.